EXHIBIT 99.2

November 3, 2010

For Immediate Release

Analyst Contact:	Media Contact:
Jonathan Peisner	Darci Valentine
317-249-4390	317-249-4414
jpeisner@adesa.com	darci.valentine@adesa.com

ADESA Expands National Footprint

ADESA Acquires Six Used Vehicle Auctions from Premier Auction Group

Carmel, IN—ADESA today announced that it has acquired six used vehicle auctions from The Premier Auction Group (PAG). The locations include: Bay Auto Auction in Bay City, Mich.; Dealers Auto Auction of Michigan in Clare, Mich.; East Tennessee Auto Auction in Fall Branch, Tenn.; Montpelier Auto Auction in Montpelier, Ohio; Premier’s Las Vegas Auction in North Las Vegas; and Wisconsin Auto Auction in Lomira, Wisc.

This acquisition of PAG’s auctions strategically complements ADESA’s dealer consignment initiative and strengthens the company’s footprint in Michigan, Tennessee, Ohio and Wisconsin. It also provides ADESA with the addition of a specialty sale less than two miles from the construction of the company’s new greenfield auction, ADESA Las Vegas.

“The acquisition of The Premier Auction Group demonstrates our commitment to increasing our dealer consignment business and enhancing the scale of our offerings to our national consignors,” said ADESA President and CEO Tom Caruso. “This acquisition, along with the construction of a new auction in Las Vegas, highlights ADESA’s focus on growing our position in the North American market.”

Over time, these six locations will be integrated into ADESA’s current infrastructure and resources, ultimately offering the full scope of ADESA’s product and service offerings.

To strengthen this transition, Bob Hubregsen, President of The Premier Auction Group, will serve as a Vice President for ADESA. “I look forwarding to joining the ADESA team and continuing to offer the highest level of service possible to current and new customers alike,” said Hubregsen.

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About ADESA

ADESA offers a full range of auction, reconditioning, logistical and other vehicle-related services to meet the remarketing needs of both its institutional and dealer customers. With 70 auction locations in the United States, Canada and Mexico, strategically located near metropolitan areas with a large concentration of used vehicle dealers, the company is well positioned to host physical and Internet auctions. ADESA LiveBlock® simulcasts vehicles worldwide. ADESA DealerBlock® offers two ways to buy: bid-now sales events or buy-now pricing 24/7. Through its related subsidiaries of AutoVIN® and PAR North America, it is also able to provide additional services including inspections, inventory audits and remarketing outsourcing solutions including a network of repossession agents, titling and auction sale representation. Visit ADESA.com for details.

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